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   FORM 3/A                                              OMB APPROVAL
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                                                     OMB NUMBER 3235-0104
                                                  EXPIRES: SEPTEMBER 30, 1998
                                                   ESTIMATED AVERAGE BURDEN
                                                   HOURS PER RESPONSE.....0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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1.    Name and Address of Reporting Person

Weisbach, Ph.D.     Jerry
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  (Last)            (First)      (Middle)
c/o InKine Pharmaceutical Company, Inc.

Sentry Park East, 1720 Walton Road
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                 (Street)

Blue Bell,            PA          19422
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 (City)            (State)        (Zip)

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2.    Date of Event Requiring Statement (Month/Day/Year) 11/6/97

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3.    IRS or Social Security Number of Reporting Person (Voluntary)

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4.    Issuer Name and Ticker or Trading Symbol
      InKine Pharmaceutical Company, Inc. (INKP)

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5.    Relationship of Reporting Person to Issuer

                             (Check all applicable)
      [ x ]  Director                               [   ]  10% Owner

      [   ]  Officer (give title below)             [   ]  Other (specify below)


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6.    If Amendment, Date of Original (Month/Day/Year)

          11/17/97

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7.    Individual or Joint/Group Filing (Check Applicable Line)

      [ X ]   Form filed by One Reporting Person

      [   ]   Form filed by More than One Reporting Person

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             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1.  Title of Security         2.  Amount of  Securities        3. Ownership           4. Nature of Indirect Beneficial Ownership
     (Instr. 4)                   Beneficially Owned              Form: Direct           (Instr. 5)
                                  (Instr. 4)                      (D) or Indirect
                                                                  (I) (Instr. 5)

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
             None
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 5(b)(v).


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                                                                 SEC 1473 (7-96)
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FORM 3 (continued)

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G.,
PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Date Exercisable  3. Title and Amount of Securities  4. Conver-   5. Owner-     6.Nature of Indirect
   Security (Instr. 4)      and Expiration        Underlying Derivative Security     sion or      ship         Beneficial Ownership
                            Date                  (Instr. 4)                         Exercise     Form of      (Instr. 5)
                            (Month/Day/Year)                                         Price of     Deriv-
                                                                                     Deri-        ative
                         -------------------------------------------------------     vative       Security:
                                                                     Amount          Security     Direct
                         Date Exer-   Expira-                        or                           (D) or
                         cisable      tion             Title         Number                       Indirect
                                      Date                           of                           (I)
                                                                     Shares                       (Instr.5)
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
Stock Option
(Right to Buy)              *         11/6/07       Common Stock     100,000          $1.00       D
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

Explanation of Responses:

      * Option became exerciseable as to 33,333 shares on November 6, 1997. It will become exerciseable with respect to the balance of the shares in annual increments of 16,666.75 shares commencing on November 6, 1998.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



/s/Jerry Weisbach, Ph.D.                                    2/9/98
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**  Signature of Reporting Person                            Date
    Jerry Weisbach, Ph.D.


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                                                                 SEC 1473 (7-96)